UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 20, 2010 (April 15, 2010)

HOSPITALITY PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-11527	04-3262075
(Commission File Number)	(IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

617-964-8389

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07  Submission of Matters to a Vote of Security Holders.

At the annual meeting of shareholders of Hospitality Properties Trust, or the Company, held on April 15, 2010, the Company’s shareholders approved an amendment to the Company’s declaration of trust that changed the vote required to elect trustees in uncontested elections from a majority of outstanding common shares to a majority of the total number of votes cast.  The amendment received the following votes:

For	Against	Abstain	Broker Non-Vote
71,132,576	40,063,044	394,236	N/A

During a recess of the annual meeting, this amendment was made effective by the filing of articles of amendment with the State Department of Assessments and Taxation of Maryland.

When the annual meeting reconvened, after the recess, the Company’s shareholders elected William A. Lamkin as the Independent Trustee in Group III of the Board of Trustees for a three (3) year term of office until the Company’s 2013 annual meeting of shareholders and to serve until his successor shall have been elected and qualified.  Mr. Lamkin received the following votes:

For	Against	Withhold	Broker Non-Vote
50,798,454	46,704,698	391,564	13,695,140

The Company’s shareholders also approved an amendment to the Company’s declaration of trust to delete certain restrictions upon the timing of the Company’s communications with shareholders.  After the annual meeting, the amendment was made effective by the filing of articles of amendment with the State Department of Assessments and Taxation of Maryland.  This amendment received the following votes:

For	Against	Abstain	Broker Non-Vote
71,097,260	39,979,907	512,689	N/A

Also at the Company’s 2010 annual meeting of shareholders, shareholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.  This proposal received the following votes:

For	Against	Abstain	Broker Non-Vote
110,342,310	971,067	276,479	N/A

Two non-binding shareholder proposals were also voted upon at the meeting.  One of the proposals, made by the California Public Employee Pension Plan, or CalPERS, requested that the Company take steps to require that all of the Company’s trustees stand for election each year.  The proposal by CalPERs received the following votes, which is less than the number of votes required for its adoption:

For	Against	Abstain	Broker Non-Vote
89,173,449	8,151,593	569,674	13,695,140

The other shareholder proposal was made by the Florida State Board of Administration, or SBA, and urged the Company to remove supermajority vote requirements in its declaration of trust and bylaws.  The proposal by SBA received the following votes, which is less than the number of votes required for its adoption:

For	Against	Abstain	Broker Non-Vote
86,490,619	7,965,649	3,438,448	13,695,140

Item 8.01 Other Events.

Amendments to Declaration of Trust

As reported under Item 5.07 above, on April 15, 2010, the Company amended its declaration of trust to change the vote required to elect trustees in uncontested elections from a majority of outstanding common shares to a majority of the total number of votes cast, and delete certain restrictions upon the timing of the Company’s communications with shareholders.  The foregoing description of the amendments to the Company’s declaration of trust is not complete and is subject to and qualified in its entirety by reference to the amended declaration of trust, a copy of which is attached as Exhibit 3.1, and which amended declaration of trust is incorporated herein by reference.  In addition, a marked copy of the Company’s amended declaration of trust indicating the changes made to the Company’s declaration of trust as it existed immediately prior to the adoption of these amendments is attached as Exhibit 3.2.

Change to Trustee Compensation; Share Grants

On April 15, 2010, the Company changed its trustee compensation arrangements.  A summary of the Company’s currently effective trustee compensation arrangements is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

On April 15, 2010, the Company granted each of the Company’s trustees 2,000 common shares of beneficial interest, par value $0.01 per share, valued at $26.00, the closing price of the Company’s common shares on the New York Stock Exchange on that day, pursuant to the trustee compensation arrangements described above.

Completion of Tender Offer for Convertible Notes

On April 13, 2010, the Company purchased $139.1 million aggregate principal amount of its 3.80% Convertible Senior Notes due 2027, or the Notes, at the completion of its previously announced cash tender offer to purchase any and all of the Notes.  The Company paid approximately $139.5 million (including accrued and unpaid interest) for the Notes it purchased, using cash on hand.  After giving effect to the purchase, approximately $125.6 million aggregate principal amount of the Notes remain outstanding.

Item 9.01  Financial Statements and Exhibits.

(d)                           Exhibits.

The Company hereby files the following exhibits:

3.1           Composite Copy of Amendment and Restatement of Declaration of Trust, dated August 21, 1995, as amended.

3.2           Composite Copy of Amendment and Restatement of Declaration of Trust, dated August 21, 1995, as amended.  (marked)

10.1         Summary of Trustee Compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPITALITY PROPERTIES TRUST

By:	/s/ Mark L. Kleifges
Name:	Mark L. Kleifges
Title:	Treasurer and Chief Financial Officer

Dated:  April 20, 2010